Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A of our reports dated February 28, 2025, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting, of Skechers U.S.A., Inc. (“Skechers”) appearing in the Skechers’ Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Los Angeles, California

October 6, 2025